Exhibit 99.1

Enerpac Tool Group Reports Third Quarter Fiscal 2022 Results

Third Quarter of Fiscal 2022 Continuing Operations Highlights*

  Net sales were $152 million, representing a 10% year-over-year increase in core sales driven by continued strong and broad-based demand in most regions; the strengthening of the US dollar reduced sales by 4%
  GAAP operating margin was 4.4% and adjusted operating margin was 9.0%
  Adjusted EBITDA margin was 12.0%
  GAAP diluted earnings per share (“EPS”) was $0.07 and adjusted diluted EPS was $0.16
  Results reflect an $11 million increase in accounts receivable reserves related to an agent in the Middle East/North Africa/Caspian (“MENAC”) region ($0.14 per share, after tax), which had an unfavorable impact of approximately 720 basis points on adjusted EBITDA margin
  Leverage (Net Debt to Adjusted EBITDA) was 1.1x at May 31, 2022
  Purchased approximately 1.8 million shares at an average price of $20.65, for a total of approximately $36 million under our share repurchase program announced in March 2022
  Refined full year guidance for fiscal 2022

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release.

MILWAUKEE, Wis.--(BUSINESS WIRE)--June 28, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal third quarter ended May 31, 2022.

“Our solid third quarter sales and profit (excluding the impact of the increase in receivable reserves) were the result of continued broad-based demand and strong execution by our team across our global footprint,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO. “Throughout the quarter, we continued to navigate a challenging macroeconomic environment, including ongoing supply chain and inflationary pressures as well as managing through the Ukraine conflict and the COVID lockdown in China. I am pleased with our team’s ability to remain focused on serving our customers and creating value for all our stakeholders. In alignment with our capital allocation strategy, we purchased approximately 1.8 million shares in the third quarter under our recently announced repurchase authorization. With our ASCEND transformation program well underway, I am encouraged by the momentum it has already generated, thanks to the hard work of our employees across all levels of the organization.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Nine Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
Net Sales	$151.9	$143.1	$419.4	$383.2
Net Income	$4.1	$25.3	$9.4	$33.7
Diluted Earnings Per Share	$0.07	$0.42	$0.15	$0.56
Adjusted Diluted Earnings Per Share	$0.16	$0.28	$0.47	$0.43

  Consolidated net sales for the third quarter of fiscal 2022 were $151.9 million compared to $143.1 million in the prior year third quarter. Core sales improved 10% year over year, with product sales up 12% and service revenues up 1%. The impact from foreign currency exchange rates reduced net sales by 4% in the quarter.
  Fiscal 2022 third quarter net income and diluted earnings per share were $4.1 million and $0.07, respectively, compared to net income and diluted EPS of $25.3 million and $0.42, respectively, in the third quarter of fiscal 2021. Fiscal 2022 third quarter net income included:
    A restructuring charge of $0.5 million ($0.4 million, or $0.01 per share, after tax) attributable to further actions to flatten and simplify the organizational structure;
    ASCEND transformation program charges (“ASCEND charges”) of $3.9 million ($3.0 million, or $0.05 per share, after tax) primarily related to the use of external services for support in the design and development of the program;
    Leadership transition and Board search charges of $2.8 million ($2.5 million, or $0.04 per share, after tax);
    Business review charges of $0.5 million ($0.3 million, or $0.01 per share, after tax) related to external support for the deep dive business review prior to the launch of ASCEND; and
    A gain on the sale of a facility, net of transaction charges, of $0.6 million ($0.5 million, or $0.01 per share, after tax) related to footprint rationalization.
  Fiscal 2021 third quarter net income included:
    Restructuring charges of $1.6 million ($1.3 million, or $0.02 per share, after tax);
    Leadership transition and Board search charges of $0.6 million ($0.4 million, or $0.01 per share, after tax);
    Gain on sale of facility, net of transaction charges of $5.4 million ($2.4 million, or $0.04 per share, after tax) related to the sale of a large manufacturing facility in China as part of our footprint rationalization; and
    Tax benefits of $7.5 million ($0.12 per share) related to the release of uncertain tax positions upon closure of income tax audits.
  Excluding the items detailed above, adjusted diluted EPS was $0.16 for the third quarter of fiscal 2022 compared to $0.28 in the comparable prior year period.
  Consolidated net sales for the nine months ended May 31, 2022 were $419.4 million, compared to $383.2 million in the comparable prior year period. Core sales increased 12% year over year, while the net impact of foreign currency reduced net sales 2%.
  Fiscal 2022’s net income and diluted EPS for the nine months ended May 31, 2022 were $9.4 million and $0.15, respectively, compared to net income and diluted EPS of $33.7 million and $0.56, respectively, in the comparable prior year period.
  Fiscal 2022 third quarter results reflect a $10.8 million increase in receivable reserves ($0.14 per share, after tax) related to an agent in the MENAC region. The issue is specific to this agent and is not indicative of the market or any other agents with which the Company works. The Company continues to do business in the impacted country directly with end customers and is no longer working with the individual agent.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Nine Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
Net Sales	$140.4	$133.4	$387.6	$358.3
Operating Profit	$19.2	$23.8	$49.9	$54.8
Adjusted Op Profit (1)	$19.4	$25.3	$54.7	$57.5
Adjusted Op Profit % (1)	13.8%	19.0%	14.1%	16.1%

(1)

Excludes $0.5 million of restructuring charges, $0.1 million of leadership transition charges, $0.1 million of ASCEND charges and a gain on sale of a facility, net of transaction charges, of $0.6 million in the third quarter of fiscal 2022 compared to $1.5 million of restructuring charges in the third quarter of fiscal 2021. The nine months ended May 31, 2022 excludes $3.7 million of restructuring charges, $1.1 million of impairment & divestiture charges, $0.6 million of leadership transition charges, $0.1 million of ASCEND charges and a gain on sale of a facility, net of transaction charges, of $0.6 million compared to $2.2 million of restructuring charges and $0.5 million of net impairment & divestiture charges in the prior year period.

  Third quarter fiscal 2022 net sales were $140.4 million, 5% higher than the prior fiscal year’s third quarter net sales. Core sales increased 9% year over year.
  The increase in revenue is attributable to the continued global market recovery from the COVID-19 pandemic in addition to the impact of pricing actions taken to offset inflationary pressures.
  Adjusted operating profit margin decreased year over year to 13.8%, primarily due to an additional receivable reserve in the MENAC region, which had an unfavorable impact of 770 basis points on adjusted operating profit margin.

Corporate Expenses and Income Taxes from Continuing Operations

  Corporate expenses were $13.7 million and $1.0 million for the third quarter of fiscal 2022 and fiscal 2021, respectively.
  Adjusted corporate expenses(2) of $6.7 million for the third quarter of fiscal 2022 were $0.9 million higher than the comparable prior year period expense of $5.8 million, primarily due to insurance costs slightly offset by restructuring savings.
  The fiscal 2022 third quarter adjusted effective income tax rate from continuing operations of approximately 22% was higher than the third quarter fiscal 2021 adjusted rate of approximately 3%.
(2)

Excludes approximately $2.7 million of leadership transition and Board search charges, $0.5 million of business review charges and $3.8 million of ASCEND charges in the third quarter of fiscal 2022 compared to $0.6 million of leadership transition and Board search charges and a gain on sale of facility, net of transaction charges, of $5.4 million in the third quarter of fiscal 2021.

Discontinued Operations

Discontinued operations represent the impacts from certain retained liabilities associated with the divestiture of the former EC&S segment on October 31, 2019.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	May 31, 2022	February 28, 2022	May 31, 2021
Cash Balance	$123.7	$133.4	$136.3
Debt Balance	$205.0	$175.0	$195.0
Net Debt to Adjusted EBITDA**	1.1	0.6	1.1

Net debt at May 31, 2022 was approximately $81 million (total debt of $205 million less $124 million of cash), which increased approximately $39 million from February 28, 2022. Net Debt to Adjusted EBITDA from continuing operations was 1.1x at May 31, 2022. The company purchased approximately 1.8 million shares of its common stock in the third quarter of fiscal 2022 at an average price of $20.65 for a total of approximately $36 million under its share repurchase program announced in March of 2022.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Mr. Sternlieb continued, “As we move into the last quarter of fiscal 2022, we believe we are well positioned within our markets to further capitalize on improving demand. We are also keenly focused on executing the initiatives in our ASCEND transformation program to unlock significant opportunities for value creation across the organization, which we expect will generate incremental adjusted EBITDA of $40 to $50 million and will cost $60 to $65 million*** over the life of the program.

“Should we begin to see markets soften, we expect our transformation efforts, which are already underway, will position us well. We continue to proactively manage inflationary pressures and supply chain issues that impact our business and expect these challenges to persist for the foreseeable future. Due to the ongoing impact of the stronger US dollar, we have refined our full year net sales guidance range to $560 to $570 million from $560 to $580 million. In addition, we expect incremental adjusted EBITDA margins**** of 35% to 45% excluding the impact of foreign currency and the incremental receivable reserve in the third quarter related to a MENAC agent.”

Mr. Sternlieb concluded, “We are continuing the important work of accelerating growth, improving operational excellence, and creating a more efficient and agile organization, and we remain confident in our abilities to be successful as we drive toward Enerpac Tool Group’s next phase of growth and profitability.”

***Approximately $6 to $10 million is expected to be attributed to restructuring cost
****Incremental (or decremental) adjusted EBITDA margin is equivalent to the change in adjusted EBITDA divided by the change in Net Sales for the comparable periods.

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, June 28, 2022. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, supply chain risk, material and labor cost increases, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, employee mobility and whether site-specific health and safety concerns related to COVID-19 might require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental adjusted EBITDA, operating margin risk due to competitive pricing and operating efficiencies, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2021 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit, free cash flow and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a quantitative reconciliation of non-GAAP measures presented for any future period as such a reconciliation is not practicable. Such future-period measures are presented in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$123,705	$140,352
Accounts receivable, net	117,029	103,233
Inventories, net	86,897	75,347
Other current assets	38,657	38,503
Total current assets	366,288	357,435

Property, plant and equipment, net	44,400	48,590
Goodwill	267,199	277,593
Other intangible assets, net	45,163	54,545
Other long-term assets	74,249	82,084

Total assets	$797,299	$820,247

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$65,741	$61,958
Accrued compensation and benefits	21,227	21,597
Income taxes payable	3,892	5,674
Other current liabilities	43,666	45,535
Total current liabilities	134,526	134,764

Long-term debt, net	205,000	175,000
Deferred income taxes	6,586	4,397
Pension and postretirement benefit liabilities	16,179	17,783
Other long-term liabilities	68,736	76,105
Total liabilities	431,027	408,049

Shareholders' equity
Capital stock	16,670	16,604
Additional paid-in capital	211,952	202,971
Treasury stock	(704,027)	(667,732)
Retained earnings	958,991	953,339
Accumulated other comprehensive loss	(117,314)	(92,984)
Stock held in trust	(3,148)	(3,067)
Deferred compensation liability	3,148	3,067
Total shareholders' equity	366,272	412,198

Total liabilities and shareholders' equity	$797,299	$820,247

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Net sales	$151,894	$143,149	$419,395	$383,233
Cost of products sold	79,847	76,302	227,741	206,346
Gross profit	72,047	66,847	191,654	176,887

Selling, general and administrative expenses	63,095	40,468	162,240	130,061
Amortization of intangible assets	1,792	2,061	5,678	6,333
Restructuring charges	517	1,571	5,086	2,430
Impairment & divestiture charges	-	-	1,116	539
Operating profit	6,643	22,747	17,534	37,524

Financing costs, net	951	1,340	2,668	4,395
Other expense, net	254	540	1,004	1,598
Earnings before income tax expense	5,438	20,867	13,862	31,531

Income tax expense (benefit)	1,377	(4,390)	4,495	(2,132)
Net earnings from continuing operations	4,061	25,257	9,367	33,663
Loss from discontinued operations, net of income taxes	(2,418)	(226)	(3,715)	(852)
Net earnings	$1,643	$25,031	$5,652	$32,811

Earnings per share from continuing operations
Basic	$0.07	$0.42	$0.16	$0.56
Diluted	0.07	0.42	0.15	0.56

Loss per share from discontinued operations
Basic	$(0.04)	$(0.00)	$(0.06)	$(0.01)
Diluted	(0.04)	(0.00)	(0.06)	(0.01)

Earnings per share*
Basic	$0.03	$0.42	$0.09	$0.55
Diluted	0.03	0.41	0.09	0.54

Weighted average common shares outstanding
Basic	60,227	60,144	60,292	59,964
Diluted	60,610	60,574	60,640	60,312

*The total of earnings per share from continuing operations and loss per share from discontinued operations may not equal earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Operating Activities
Cash provided by operating activities - continuing operations	$2,274	11,869	7,515	25,369
Cash provided by (used in) operating activities - discontinued operations	245	(226)	(319)	(480)
Cash provided by operating activities	$2,519	11,643	7,196	24,889

Investing Activities
Capital expenditures	(2,140)	(3,874)	(6,970)	(9,504)
Proceeds from sale of property, plant and equipment	995	21,806	1,158	22,401
Proceeds from company owned life insurance policies	-	2,911	-	2,911
Cash used in investing activities - continuing operations	(1,145)	20,843	(5,812)	15,808
Cash provided by investing activities - discontinued operations	-	-	-	-
Cash used in (provided by) investing activities	$(1,145)	20,843	(5,812)	15,808

Financing Activities
Borrowings on revolving credit facility	30,000	-	45,000	10,000
Principal repayments on revolving credit facility	-	(15,000)	(15,000)	(70,000)
Purchase of treasury shares	(36,295)	-	(36,295)	-
Stock options, taxes paid related to the net share settlement of equity awards & other	62	1,767	(3,161)	(32)
Payment of cash dividend	-	-	(2,409)	(2,394)
Cash used in financing activities - continuing operations	$(6,233)	(13,233)	(11,865)	(62,426)
Cash provided by financing activities - discontinued operations	-	-	-	750
Cash used in financing activities	$(6,233)	(13,233)	(11,865)	(61,676)

Effect of exchange rate changes on cash	(4,866)	1,772	(6,166)	5,088

Net cash (decrease) increase from continuing operations	(9,970)	21,251	(16,328)	(16,161)
Net cash increase (decrease) from discontinued operations	245	(226)	(319)	270
Net (decrease) increase from cash and cash equivalents	$(9,725)	21,025	(16,647)	(15,891)
Cash and cash equivalents - beginning of period	133,430	115,254	140,352	152,170
Cash and cash equivalents - end of period	$123,705	$136,279	$123,705	$136,279

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$112,175	$112,739	$133,400	$134,811	$493,125	$121,313	$125,940	$140,395	$-	$387,647
Other	7,255	7,915	9,749	10,616	35,535	9,590	10,659	11,499	-	31,748
Total	$119,430	$120,654	$143,149	$145,427	$528,660	$130,903	$136,599	$151,894	$-	$419,395

% Sales Growth
Industrial Tool & Services Segment	-17%	-9%	44%	31%	8%	8%	12%	5%	-	8%
Other	-35%	-21%	8%	28%	-8%	32%	35%	18%	-	27%
Total	-19%	-10%	41%	31%	7%	10%	13%	6%	-	9%

Operating Profit from Continuing Operations
Industrial Tool & Services Segment	$17,362	$14,880	$25,304	$26,772	$84,318	$19,646	$15,654	$19,421	$-	$54,721
Other	(1,662)	(1,834)	14	(968)	(4,450)	(1,257)	334	1,017	-	94
Corporate / General	(6,282)	(6,289)	(5,808)	(6,535)	(24,915)	(5,486)	(4,309)	(6,705)	-	(16,501)
Adjusted operating profit	$9,418	$6,757	$19,510	$19,269	$54,953	$12,903	$11,679	$13,733	$-	$38,314
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	-	(1,116)
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	(517)	-	(5,086)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	585	-	585
Leadership transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	(1,747)	(2,800)	-	(8,305)
Business review charges	-	-	-	-	-	-	(2,500)	(502)	-	(3,002)
ASCEND transformation program charges	-	-	-	-	-	-	-	(3,856)	-	(3,856)
Operating profit	$9,069	$5,707	$22,747	$13,589	$51,113	$6,407	$4,484	$6,643	$-	$17,534

Adjusted Operating Profit %
Industrial Tool & Services Segment	15.5%	13.2%	19.0%	19.9%	17.1%	16.2%	12.4%	13.8%	-	14.1%
Other	-22.9%	-23.2%	0.1%	-9.1%	-12.5%	-13.1%	3.1%	8.8%	-	0.3%
Adjusted Operating Profit %	7.9%	5.6%	13.6%	13.2%	10.4%	9.9%	8.5%	9.0%	-	9.1%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$4,061	$-	$9,367
Financing costs, net	1,716	1,338	1,340	870	5,266	961	755	951	-	2,668
Income tax expense (benefit)	2,258	1	(4,390)	5,895	3,763	1,781	1,337	1,377	-	4,495
Depreciation & amortization	5,458	5,507	5,473	5,173	21,611	5,175	4,986	4,822	-	14,983
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$11,211	$-	$31,513

Adjusted EBITDA from Continuing Operations (1)
Industrial Tool & Services Segment	$21,002	$18,210	$28,873	$30,421	$98,506	$22,996	$19,260	$22,853	$-	$65,109
Other	(740)	(942)	897	(133)	(918)	(263)	1,225	1,912	-	2,873
Corporate / General	(5,659)	(5,788)	(5,327)	(6,121)	(22,896)	(5,135)	(4,091)	(6,464)	-	(15,689)
Adjusted EBITDA	$14,603	$11,480	$24,443	$24,167	$74,692	$17,598	$16,394	$18,301	$-	$52,293
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	-	(1,116)
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	(517)	-	(5,086)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	585	-	585
Leadership transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	(1,747)	(2,800)	-	(8,305)
Business review charges	-	-	-	-	-	-	(2,500)	(502)	-	(3,002)
ASCEND transformation program charges	-	-	-	-	-	-	-	(3,856)	-	(3,856)
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$11,211	$-	$31,513

Adjusted EBITDA %
Industrial Tool & Services Segment	18.7%	16.2%	21.6%	22.6%	20.0%	19.0%	15.3%	16.3%	-	16.8%
Other	-10.2%	-11.9%	9.2%	-1.3%	-2.6%	-2.7%	11.5%	16.6%	-	9.0%
Adjusted EBITDA %	12.2%	9.5%	17.1%	16.6%	14.1%	13.4%	12.0%	12.0%	-	12.5%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Corporate development & board search fees" used during Fiscal 2021 also updated to consolidate "Executive Transition and board search charges" and "Sr. Leadership transition charges" during the first part of Fiscal 2022 into one row. Costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$4,598	$3,182	$25,031	$5,266	$38,077	$2,788	$1,221	$1,643	$-	$5,652
Loss from Discontinued Operations, net of income tax	(224)	(402)	(226)	(1,283)	(2,135)	(397)	(900)	(2,418)	-	(3,715)
Earnings from Continuing Operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$4,061	$-	$9,367
Impairment & divestiture charges	139	401	-	5,659	6,198	-	1,116	-	-	1,116
Restructuring charges	210	649	1,571	(37)	2,392	2,737	1,832	517	-	5,086
Gain on sale of facility, net of transaction charges	-	-	(5,359)	-	(5,359)	-	-	(585)	-	(585)
Leadership transition & board search charges	-	-	551	58	609	3,759	1,747	2,800	-	8,305
Business review charges	-	-	-	-	-	-	2,500	502	-	3,002
ASCEND transformation program charges	-	-	-	-	-	-	-	3,856	-	3,856
Net tax effect of reconciling items above	(15)	(100)	2,647	(548)	1,984	42	(805)	(1,366)	-	(2,129)
Other income tax benefit	-	(632)	(7,523)	-	(8,155)	-	210	-	-	210
Adjusted Earnings from Continuing Operations	$5,156	$3,902	$17,144	$11,681	$37,881	$9,723	$8,721	$9,785	$-	$28,228

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.08	$0.05	$0.41	$0.09	$0.63	$0.05	$0.02	$0.03	$-	$0.09
Loss from Discontinued Operations, net of income tax	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)	(0.01)	(0.01)	(0.04)	-	(0.06)
Earnings from Continuing Operations	$0.08	$0.06	$0.42	$0.11	$0.67	$0.05	$0.03	$0.07	$-	$0.15
Impairment & divestiture charges, net of tax effect	0.00	0.01	-	0.08	0.09	-	0.01	-	-	0.01
Restructuring charges, net of tax effect	0.00	0.01	0.02	0.00	0.03	0.04	0.03	0.01	-	0.08
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.04)	0.00	(0.04)	-	-	(0.01)	-	(0.01)
Leadership transition & board search charges, net of tax effect	-	-	0.01	0.00	0.01	0.06	0.03	0.04	-	0.13
Business review charges, net of tax effect	-	-	-	-	-	-	0.04	0.01	-	0.04
ASCEND transformation program charges, net of tax effect	-	-	-	-	-	-	-	0.05	-	0.05
Other income tax benefit	-	(0.01)	(0.12)	-	(0.14)	-	0.00	-	-	0.00
Adjusted Diluted Earnings per share from Continuing Operations	$0.09	$0.06	$0.28	$0.19	$0.63	$0.16	$0.14	$0.16	$-	$0.47

Free Cash Flow (4)
Cash (used in) provided by operating activities	$8,667	$4,579	$11,643	$29,294	$54,183	$(4,726)	$9,403	$2,519	$-	$7,196
Capital expenditures	(1,905)	(3,725)	(3,874)	(2,515)	(12,019)	(3,293)	(1,537)	(2,140)	-	(6,970)
Proceeds from sale of property, plant and equipment	47	548	21,806	8	22,409	133	30	995	-	1,158
Other	(2)	(518)	4,937	182	4,599	-	1	(1)	-	-
Free Cash Flow	$6,807	$884	$34,512	$26,969	$69,172	$(7,886)	$7,897	$1,373	$-	$1,384

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912